EXHIBIT 10.30

                                (i)STRUCTURE, LLC
                          SPECIAL SALE BONUS AGREEMENT

                  This SPECIAL SALE BONUS AGREEMENT (this "Agreement") is made and entered into as of this 25 day of March, 2005, by and between (i)Structure, LLC, a Delaware limited liability company (the "Company"), and Michael D. Jones (the "Employee").

                  WHEREAS, the Company and the Employee have agreed that it is in their respective best interests that (i) the ongoing services of the Employee be secured at this time; and (ii) the Employee fully devote his attention to maximizing the value of the Company and to managing the Company's participation in any potential sale of the Company either through public offering of the common stock of the Company or its parent or another sale transaction.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Employee hereby agree as follows:

1. Definitions.

(a) "Acquired" shall have the meaning ascribed to that term in the definition of Sale Proceeds.

(b) "Acquiror" shall have the meaning ascribed to that term in the definition of Sale Proceeds.

(c) "Board" shall mean the Managers of the Company.

(d) "Disability" shall mean a permanent and total disability as defined in the Company's long-term disability insurance program, or, if no such program is in effect, Disability shall mean a total and permanent disability or incapacity resulting from medically demonstrable bodily injury or disease (i) which prevents the Employee from engaging in any regular occupation for compensation or profit, (ii) which has continuously existed for a period of at least six months, and (iii) for which the Employee would be eligible for or is in receipt of disability benefits under the Federal Social Security Act. The existence of a Disability shall be determined by the Board, which may require the Employee to undergo examination by a qualified physician selected by the Board at reasonable times for the purposes of determining whether the Employee has incurred and continues to have a Disability.

(e) "Final Sale Proceeds Adjustment" shall have the following alternative meanings: (i) if the aggregate Sale Proceeds is greater than $80 million but less than or equal to $90 million, the Final Sale Proceeds Adjustment shall equal the result of multiplying 0.02 by the amount by which the aggregate Sale Proceeds exceeds $80 million but is less than or equal to $90 million, which will be added to the Percentage Sale Formula Result; (ii) if the aggregate Sale Proceeds is greater than $90 million, the Final Sale Proceeds Adjustment shall equal the amount determined in clause (i) plus the result of multiplying 0.04 by the amount by which the aggregate Sale Proceeds exceeds $90 million, which total will be added to the Percentage Sale Formula Result; (iii) if the aggregate Sale Proceeds is less than $80 million but greater than or equal to $70 million, the Final Sale Proceeds Adjustment shall equal the result of multiplying 0.02 by the amount by which the aggregate Sale Proceeds is less than $80 million, which amount will be subtracted from the Percentage Sale Formula Result; (iv) if the aggregate Sale Proceeds is less than $70 million, the Final Sale Proceeds Adjustment is the amount to be deducted determined pursuant to clause (iii) plus the result of multiplying 0.04 by the amount by which the aggregate Sale Proceeds is less than $70 million, which total will be subtracted from the Percentage Sale Formula Result; and (v) if the aggregate Sale Proceeds is equal to $80 million, the Final Sale Proceeds Adjustment shall be zero.

For illustrative purposes only, (i) if the aggregate Sale Proceeds is $85 million, the Percentage Sale Formula Result shall equal $1.2 million ($1.1 million + ($5.0 million * 0.02)), (ii) if the aggregate Sale Proceeds is $95 million, the Percentage Sale Formula Result shall equal $1.5 million ($1.1 million + [($10.0 million * 0.02) + ($5.0 million * 0.04)]), (iii) if the aggregate Sale Proceeds is $75 million, the Percentage Sale Formula Result shall equal $1.0 million ($1.1 million - ($5.0 million * 0.02)), and (iv) if the aggregate Sale Proceeds is $65 million, the Percentage Sale Formula Result shall equal $700,00 ($1.1 million - [($10.0 million * 0.02) - ($5.0 million * 0.04)]).

(f) "IPO" shall mean the sale of common stock of the Company or the parent of the Company in an underwritten public offering, pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-1 or other comparable form required by the Securities and Exchange Commission.

(g) "Percentage Sale Formula Result" shall mean $1,100,000; provided, that such $1,100,000 shall be adjusted by the Final Sale Proceeds Adjustment.

(h) "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

(i) "Sale" shall mean (i) the merger or consolidation of the Company with an unaffiliated Person, (ii) the sale or exchange of all or substantially all of the assets or business operations of the Company to an unaffiliated Person, or
(iii) the sale or exchange of at least a majority of the outstanding capital stock of the Company to an unaffiliated Person; provided that a Sale shall not include an IPO.

(j) "Sale Bonus Payment" shall mean the Percentage Sale Formula Result, as adjusted. To the extent that the Sale Proceeds includes the receipt of an earn-out or other delayed payment structure, the Employee shall receive that portion of the Sale Bonus Payment relating to the earn-out or such delayed payment at such time as the Company or the Company's sole stockholder, as applicable, receives its payment.

(k) "Sale Proceeds" shall mean the sum of:

                  (i) the amount of cash, the principal amount of any notes, and the fair market value (on the date of payment) of all other securities and other property paid or payable, directly or indirectly, by the acquiring party (the "Acquiror") to the owner of the securities of the acquired party or the seller of the acquired business or assets (in either case, the "Acquired"), in connection with a Sale or a transaction related thereto (the "Consideration"), plus

                  (ii) the amount of any long-term liabilities of the Acquired (including obligations relating to any capitalized leases) and the principal amount of any indebtedness for borrowed money (x) reflected on the Acquired's balance sheet at the time of a Sale or repaid or retired in anticipation of a Sale (if such Sale takes the form of a merger or consolidation or a sale or exchange of stock) or (y) assumed directly or indirectly by the Acquiror in connection with a Sale (if such Sale takes the form of a sale or exchange of assets), minus

                  (iii) the amount of any Due to Affiliates as set forth on the balance of the Company that is in excess of $13.783 million plus any further amounts that represent additional cash advances to the Company after December 31, 2004 and prior to the date of Closing of any Sale to the extent the obligation to repay such advances is not assumed directly or indirectly by the Acquiror in connection with a Sale (regardless of the form of the transaction between the Acquiror and the Acquired).

Notwithstanding the foregoing, to the extent that the determination of the Consideration under the agreement relating to the Sale between the Acquiror and the Acquired does not take into account a working capital adjustment, the Consideration will first be adjusted, dollar for dollar, for a positive or negative working capital balance from zero, as the case may be, in calculating Sales Proceeds.

For purposes of this definition, an Acquiror shall be deemed to have assumed its pro rata share, based on equity ownership, of any long-term liabilities to the extent that the Acquiror has obtained more than 50%, but less than 100%, of the capital stock of the Company in a Sale.

Notwithstanding the foregoing, to the extent that the Sale Proceeds include Sale Proceeds that are attributable to the inclusion of a Person or the business of a Person other than the Company in a Sale (including, without limitation Orygen, LLC), the chief executive officer of Level 3 Communications, Inc., upon the exercise of his good faith and in his sole discretion shall determine the allocation of the Sale Proceeds to the Company for purposes of this Agreement. In addition, notwithstanding the foregoing, the chief executive officer of Level 3 Communications, Inc. reserves the right to determine, upon the exercise of his good faith and in his sole discretion, the amount by which the Sale Proceeds for purposes of this Agreement shall be adjusted if the nature of the terms of the Sale that created the Sale Proceeds contain contingencies (including, without limitation, receipt of a promissory note or earn-out agreement) or other elements (including, without limitation, continuing guarantees by Level 3 Communications, Inc. or any of its other affiliates), that would significantly reduce the current value of the Sale to Level 3 Communications, Inc.

(l) "Term" shall have the meaning set forth in Section 2 below.

2. Term of Agreement; Duties.

(a) Subject to Section 4 below, this Agreement shall be effective on the date hereof and shall continue in effect through the first to occur of (i) the closing of a Sale or an IPO and (ii) December 31, 2005 (the "Term"). Upon expiration of the Term, all obligations of the parties under this Agreement (except obligations to pay money that exist as of the end of the Term and any obligation that by its terms survives the expiration of the Term) shall terminate and this Agreement shall have no further effect.

(b) The Employee will have such duties as are assigned or delegated to the Employee by the Board or the Chief Executive Officer from time to time. As of the date of this Agreement, the Employee is the Chief Executive Officer of the Company. From the date of this Agreement through the earlier of (i) the date a Sale is consummated or (ii) the end of the Term, the Employee will devote his entire business time, attention, skill, and energy exclusively to the business of the Company, will use his good faith efforts to promote the success of the Company's business, and will cooperate fully with the Board in the advancement of the best interests of the Company and its stockholder(s), which may include a Sale or an IPO.

3. Payment of Sale Bonus Payment. Subject to Section 4 below, the Company shall pay the Employee the Sale Bonus Payment within four (4) business days following the closing of a Sale.

4. Termination of Employment and Compensation upon Termination.

(a) The Employee and the Company acknowledge that the employment of the Employee by the Company is "at will" and may be terminated by either the Employee or the Company at any time, although the Company will not terminate the Employee's employment in bad faith solely for purposes of avoiding the obligation to make the Sale Bonus Payment, if a Sale Bonus Payment would otherwise be due pursuant to the terms of this Agreement.

(b) In the event of a termination of the Employee's employment during the Term due to death or Disability and if a definitive agreement relating to a Sale has been executed at the effective date of such termination, or if a definitive agreement relating to a Sale is subsequently executed with a party with whom the Company has had substantive negotiations regarding a Sale prior to the effective date of such termination, or with an affiliate of such party, and such negotiations have not been interrupted for a material period of time (90 days or more) prior to the date of execution of such definitive agreement, the Company shall pay to the Employee the Sale Bonus Payment. For purposes of this Section 4(b), the effective date of termination of the Employee's employment with the Company shall be the date of the Employee's death or the date the Employee is determined by the Board to be Disabled, as applicable.

(c) In the event of a termination of the Employee's employment during the Term for any other reason, the Company shall have no obligation to pay to the Employee any Sale Bonus Payment.

(d) If the Employee's employment is not terminated prior to the expiration of the Term, then if a definitive agreement relating to a Sale has been executed prior to the expiration of the Term or if a definitive agreement relating to a Sale is subsequently executed with a party with whom the Company has had substantive negotiations regarding a Sale prior to the effective date of such termination, or with an affiliate of such party, and such negotiations have not been interrupted for a material period of time (90 days or more) prior to the date of execution of such definitive agreement, the Employee shall be entitled to the Sale Bonus Payment if the transaction contemplated by that definitive agreement is consummated after the expiration of the Term.

5. Withholding Taxes. The Company shall withhold from all payments due to the Employee (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6. Non Disparagement. During the 12 month period following the receipt of any payment of the Sale Bonus, the Employee will engage in no conduct and make no statements that are derogatory about or detrimental to the Company, any of its affiliates, or any of their respective officers or employees, subject to the Employee's obligation under appropriate legal compulsion to testify truthfully in any litigation that may arise. The Employee further agrees to continue to cooperate with the Company and its representatives in all pending and future claims and litigation against the Company about which he may have information and knowledge. The Company agrees neither it, nor its officers or directors, nor Level 3 Communications, Inc., nor its officers or directors, will make any public statements that are derogatory about, or detrimental to, the Employee.

7. No Solicitation/No Competition. During the 12 month period following the receipt of any payment of the Sale Bonus, the Employee agrees that he will not:
(a) hire or solicit, directly or indirectly, for himself or on behalf of a third party, the services of any employee of the Company or any of its affiliates during their employment with the Company or an affiliate and for a period of twelve (12) months after they are no longer employed by the Company or an affiliate, without the Company's prior written consent; (b) be engaged, directly or indirectly, as an owner (if a publicly traded U.S. corporation, this should be read as "owner of 5% or more of the outstanding common stock"), principal, director, officer, partner, consultant, employee, independent contractor, distributor, or agent of any person, business or entity that is engaged in the business of marketing or selling (through telephone, electronic and/or direct solicitation or the use of seminars and meetings) in competition with the
Company: (i) software, technical and consulting services related to information technology; and (ii) computer outsourcing services of the type and nature currently offered by, or actively being developed by, the Company, without the Company's prior written consent; (c) contact, directly or indirectly, any person, business or entity that is a customer of the Company as of or prior to the date of the Employee's termination of employment with the Company, for the purpose of marketing software, technical and consulting services relating to information technology or computer outsourcing services of the type and nature currently offered by, or actively being developed by, the Company to such customer in competition with the Company, without the Company's prior written consent. For purposes of clause (b) of this Section 7, the Company may grant its prior written consent in its sole and absolute discretion with regard to subclause (ii), and with regard to subclause (i) will grant its prior written consent after consideration in good faith of the Employee's request, and will not unreasonably withhold such consent; provided, however, that the Employee's request does not also relate to activities that would be contemplated by subclause (ii) of clause (b) of this Section 7.

8. Confidentiality and Intellectual Property. The Employee agrees that the terms of this Agreement, and the proposal of and discussions relating to this Agreement, are and shall remain confidential as between the parties, unless, and to the extent, disclosure is required by law or to secure advice from a legal or tax advisor. Upon termination of the Employee's employment with the Company, the Employee shall return all Company equipment and materials and will not at any time, except as authorized by the Company, for his own benefit or the benefit of any other person or entity, disclose or cause to be disclosed any information, materials, systems, procedures, processes, manuals, forms, customer or employee lists, business plans or other trade secrets or confidential information regarding the Company. To this end, the Employee agrees that he remains bound by the terms of any confidentiality or similar agreement between the Company or Level 3 Communications, Inc. and the Employee.

9. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, assigns and legal representatives and the Employee, his heirs and legal representatives. The Employee may not assign, transfer, or otherwise dispose of this Agreement, or any of his rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. The Company shall be entitled to assign this Agreement, without the prior written consent of the Employee, (i) in connection with the merger or consolidation of the Company with another unaffiliated corporation, or (ii) in connection with the sale of all or substantially all of the assets or business operations of the Company to another person or entity; provided, however, that such assignee expressly assumes all of the rights and obligations of the Company hereunder; and provided further that solely with respect to any obligation of the Company to make a Sale Bonus Payment, the Company shall remain liable with respect to such obligation in the event of a default by such assignee. After any such assignment, this Agreement shall continue in full force and effect.

10. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof; provided, however, that nothing in this Agreement is intended to affect the Employee's rights to payments or benefits provided to the Employee under the Company's regular salary, bonus, equity based compensation and welfare benefit plans.

11. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12. Severability and Governing Law. If any provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

13. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof, affect the meaning or interpretation hereof or of any term or provision hereof.

14. Obligations Contingent on Performance. The obligations of the Company hereunder, including its obligation to make the payments provided for herein, are contingent upon the Employee's performance of the Employee's obligations hereunder.

15. Voluntary Termination Severance. a) The Company agrees that solely to the extent that in connection with the consummation of a Sale,

              (A) the Employee (i) is not offered employment by an affiliate of the Company, and (ii) is offered employment by the Acquiror at a cash compensation level that is not commensurate with the Employee's current cash compensation level and (iii) terminates his/her employment on a voluntary basis within 5 business days of the closing of a Sale, or

              (B) neither an affiliate of the Company nor the Acquiror offer the Employee employment,

     the Employee will be entitled to receive severance from the Company in an amount equal to $303,000 plus the dollar value of accrued but unused vacation; PROVIDED that the Employee executes a separation agreement, the terms and conditions of which are consistent with the separation agreement used by Level 3 Communications, LLC for its January 2005 work force reduction. For the avoidance of doubt, if the Employee voluntarily terminates his employment with any of the Company, the Acquiror or any affiliate of either the Company or the Acquiror for any other reason or at any other time, the Employee will not be entitled to receive any severance payment.

         b) The Company agrees that solely to the extent that in connection with the consummation of a Sale, that if the Employee is hired by the Acquiror or any of its affiliates, and if within six months of the date of the closing of the Sale, the Acquiror terminates the Employee's employment with the Acquiror or any of its affiliates without Cause, the Employee will be entitled to receive severance from the Company in an amount equal $303,000 plus the dollar value of accrued but unused vacation on the books and records of the Company on the date of the closing of the Sale minus any and all payments received by the Employee during the period of his employment including any payments received on account of the Employee's termination of employment (other than the Sale Bonus and expense reimbursements) from the Acquiror or any of its affiliates; PROVIDED, that the Employee executes an appropriate separation agreement. If the Employee voluntarily terminates his employment with the Acquiror, the Company or an affiliate of either the Acquiror or the Company, the Employee will not be entitled to any severance payment. For purposes of this clause (b), the term "Cause" shall be defined as (1) intentional and material breach of trust or fiduciary duty or other material dishonesty by Employee with respect to the Company, the Acquiror or an affiliate of either the Company or the Acquiror ;
(2) Employee's conviction of (or his plea of guilty or nolo contendere to) a crime involving personal dishonesty or moral turpitude; or (3) willful or persistent failure by Employee to perform his material duties and responsibilities hereunder for more than thirty (30) days after written notice by the Company the Acquiror or an affiliate of either the Company or the Acquiror, as the case may be, to Employee of such failure and Employee's failure to cure such performance failures.

16. Waiver and Release. The Employee acknowledges and agrees that any payments made under this Agreement are made by the Company for the complete waiver and release of the Company, and its directors, officers, employees, agents or successors, of and from any demands or claims, of whatever kind or nature, whether known or unknown, arising out of his employment with the Company, including, but not limited to, claims of breach of express or implied contract, promissory estoppel, detrimental reliance, wrongful discharge, infliction of emotional distress, claims under the Employee Retirement Income Security Act of 1974 or the Family and Medical Leave Act of 1993, the WARN Act, or claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, or any other local, state or federal law or regulation, through the date of this Agreement. Therefore, the Employee acknowledges and agrees that, upon any payment of the Sale Bonus Payment hereunder, all such claims are automatically, without any further action by the Employee, waived and released by the Employee.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18. Payments. The parties to this Agreement acknowledge and agree that the payments to be made to the Employee may be made by the Company, Level 3 Communications, Inc. or an affiliate of Level 3 Communications, Inc., but that the obligations of the Company described in this Agreement are solely the obligations of the Company. Receipt by the Employee of a payment from any of the Company, Level 3 Communications, Inc. or an affiliate of Level 3 Communications, Inc. shall satisfy the obligation to make that payment under this Agreement.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:            Michael D. Jones
                               8945 Katherine Court
                               Boulder, CO  80303


If to the Company:             (i)Structure, LLC
                               c/o Level 3 Communications, Inc.
                               1025 Eldorado Boulevard
                               Broomfield, Colorado  80021
                               Attention:  Chief Legal Officer / General Counsel


                                      * * *

                  [Signatures to appear on the following page]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                                (i)STRUCTURE, LLC


                                                 /s/ NEIL J. ECKSTEIN
                                                ----------------------------
                                                By:
                                                Title:


                                                Employee


                                                 /s/ MICHAEL JONES
                                                ----------------------------